Exhibit 10.2

Ampex Corporation 135 East 57th Street New York, New York 10022 Telephone (212) 935-5144

March 19, 2004

Mr. Joel D. Talcott

Ampex Corporation

Vice President and Secretary

1228 Douglas Street

Redwood City, California 94063

Dear Joel,

This letter confirms our discussion regarding the royalty collection incentive opportunity for the 24-month period commencing January 1, 2004. Schedule A sets forth the percentage of net royalties received (after deduction of withholding taxes and any similar costs) that you and your team would be eligible to receive.

Calculation of incentives at the applicable rates will be made at the end of each six-month period and paid promptly thereafter. Royalty incentive payments to team members, other than yourself, aggregating the percentage amounts set forth in Schedule A will be divided in accordance with your recommendations should management exercise its discretion to do so.

Recognizing that we may negotiate one-time settlements for past royalties or paid up licenses for future royalties, please note that such sums will be treated separately from recurring royalties in accordance with the note to Schedule A.

I wish you great success in your royalty collection efforts.

Yours sincerely,

/s/ Edward J. Bramson
Edward J. Bramson
Chairman

Schedule A

Amount of running royalties received during 6-month periods ending

($ millions)

June 30, 2004			December 31, 2004			June 30, 2005			December 31, 2005
Amount	Incentive Rate		Amount	Incentive Rate		Amount	Incentive Rate		Amount	Incentive Rate
$0-4	1.0%		$0-4	1%		$0-4	1%		$0-4	1%
4-8	1.5	%*	4-8	1.5	%*	4-8	1.5	%*	4-8	1.5	%*
8+10	2.0	%*	8+10	2.0	%*	8+10	2.0	%*	8+10	2.0	%*
10+	3.0	%**	10+	3	%**	10+	3%		10+	3%

Incentive percentages apply separately to each band of royalty receipts. For example, in the period ending June 30, 2004 receipts of $5 million would result in a payment of $55K.

Amounts received in respect of negotiated settlements, for past or paid up royalties, will accrue an incentive rate of 1.5%* in all periods and such receipts will be excluded from running royalties.

*	Includes 0.25% which may be distributed, at discretion of management, to team members other than J. Talcott.

**	Includes 0.50% which may be distributed, at discretion of management, to team members other than J. Talcott.